I-trax Contact:	PR Contact:
Janice MacKenzie	Karen Higgins
I-trax, Inc.	Sagefrog Marketing
(610) 459-2405 x109	(610) 831-5723
jlmackenzie@i-trax.com	karenh@sagefrog.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES SECOND QUARTER RESULTS
Continued solid growth - passes 200 site mark

CHADDS FORD, PA, August 3, 2006 -- I-trax, Inc. (Amex: DMX), a leading provider of integrated health and productivity management, today reported financial results for the second quarter ended June 30, 2006.

Second Quarter Results

For the quarter ended June 30, 2006, I-trax reported net income of $0.2 million compared to a net loss of $(16.8) million in last year’s second quarter. Last year’s results included $15.4 million of expenses for restructuring-related activities. Excluding these activities, the Company generated an increase of $1.6 million in net income from the year-ago period. Results for the second quarter of fiscal 2006 included $0.3 million of stock option expense as a result of this year’s adoption of Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” (“SFAS 123R”). Second quarter net loss applicable to common stockholders was $(42,000), or $0.00 per diluted share, compared to a net loss applicable to common stockholders of $(17.3) million, or $(0.57) per diluted share, reported in last year’s second quarter. Excluding SFAS 123R expense of approximately $0.01 per diluted share, the Company’s net income applicable to common stockholders was $0.01 per diluted share.

In the second quarter of 2006:

•	The Company opened 4 sites, exceeding 200 total sites under management.

•	Total net revenue was $30.0 million, an increase of 6.4% from the year-ago quarter.

•	Excluding last year’s restructuring-related activities, operating profit increased to $0.5 million compared to an operating loss of $(0.9) million in the year-ago quarter.

•	Operating expenses as a percent of net revenue were 75.8% compared to 77.4% for the year-ago period and the annual average of 76.3% for 2005.

•
General and administrative expenses as a percent of net revenue decreased to 19.7% from 22.5% in the year-ago quarter. Unlike 2005 which did not include any stock compensation expense, general and administrative expense in the current quarter included stock compensation expense of approximately $0.3 million, or 0.9% of net revenue.

•	Excluding the impact of the restructuring, earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $1.3 million compared to $43,000 for the year-ago quarter.

•
The conversion of 10,293 shares of preferred stock, including $43,618 of accrued dividends, into 116,771 shares of common stock, reduced the preferred stock dividend by $0.2 million, to $0.3 million, from the year-ago quarter.

Total net revenue for the quarter increased $1.8 million over the year-ago quarter. During the quarter, the Company opened one new corporate health center, two new occupational health centers, and one pharmacy. This brings total facilities in operation on June 30, 2006 to 201.

The Company reported net loss applicable to common stockholders for the second quarter of 2006 of $(42,000), or $(0.0) per diluted share, compared to net loss applicable to common stockholders of $(17.3) million, or $(0.57) per diluted share, for the second quarter of 2005.

Operating profit for the second quarter of 2006 was $0.5 million compared to an operating loss of $(16.3) million in the second quarter of 2005. Without the effect of stock compensation expense of approximately $0.3 million that is included in general and administrative expenses, operating income would have been $0.8 million and EBITDA would have been $1.6 million for the second quarter of 2006. The growth of operating income between the second quarter of last year and the second quarter of this year primarily reflects growth in same site sales and the net addition of 18 new facilities subsequent to the second quarter of 2005, coupled with improvements in operating margins.

Commenting on the second quarter, Frank A. Martin, chairman, stated, “During the second quarter, we continued to expand our client base through the addition of four new sites. We continue to experience significant interest in our services from both new and existing clients and were excited to announce this quarter our selection to manage 10 workplace health centers by a major electronics and defense company, which are scheduled to transition to us later this year. Our ability to earn the trust of top-tier employers continues to validate the superior level of service offerings we deliver and our commitment to helping our clients provide excellent health and wellness solutions to their employees in a cost-effective manner.

“As we have said in the past, our pipeline and proposal activity has never been so robust, nor has it had so many prospects with multiple site opportunities, reconfirming the trend of major companies to outsource non-core functions. Our three pronged sales strategy to add new sites, convince clients to outsource sites that are currently in-sourced, and to convince companies to sole-source multiple sites to us, the industry leader, is clearly paying off and should yield many multiple site transactions in the future.

“We are successfully managing our general and administrative expenses as evidenced by the trend of general and administrative expenses as a percent of net revenue following our 2005 restructuring activities. We are also pleased with our significant growth in operating profit and net income over the year-ago quarter, notwithstanding $0.3 million of SFAS 123R stock compensation expense during this quarter. We will continue to invest strategically in products and technology that will enable us to deliver superior integrated workplace health and productivity management solutions as efficiently and effectively as possible.”

Cash Flow and Balance Sheet

Cash and cash equivalents increased during the quarter by $1.0 million, reflecting cash used in operations of $0.2 million and cash used for investment activities of $0.7 million, net of cash provided by financing activities of $1.9 million (primarily draws on the Company’s credit facility). Investments were mainly for property, plant and equipment, as well as enhancements of systems related to improved operational efficiency and new product development. On June 30, 2006, I-trax had cash of $6.4 million and debt of $10.2 million, compared with $5.4 million and $8.6 million, respectively, at the end of 2005. The Company’s current ratio, excluding dividends payable on preferred stock, improved to 1.19 at June 30, 2006 from 1.00 at December 31, 2005.

Conference Call

I-trax will host a conference call at 4:30 p.m. EDT today. During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer, will discuss the Company’s financial and operating results. The telephone number for the conference call is (866) 321-0042; the participant pin number is 544205#. Investors may also listen to the conference call on I-trax’s web site www.i-trax.com by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (866) 321-0042; the pin number is 180575#. The encore recording will be available approximately two hours after the conference call concludes. Investors may also access a recording of this call on I-trax’s web site available 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA (earnings before interest, taxes, depreciation and amortization), which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities, which are GAAP measures. The Company believes EBITDA is a useful performance indicator for measuring the growth of the company’s core operations. The Company reconciles EBITDA to net income/(loss) at the end of this release. Because the Company initiated a significant restructuring in the second quarter of 2005, the Company has also included a reconciliation of certain financial indicators excluding restructuring-related activities to assist in comparing the second quarter results from 2006. In this press release, the Company also makes use of certain financial measures that exclude the stock option expense resulting from the Company’s adoption of SFAS 123R in the second quarter of 2006 so that such measures may be compared with the information presented on the face of the Company’s prior statements of operations.

About I-trax

I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving nearly 100 clients at over 200 locations nationwide, I-trax offers on-site health centers through its CHD Meridian Healthcare, LLC subsidiary, which delivers primary care, acute care corporate health, occupational health and pharmacy care management services as well as integrated disease management, wellness and disability management programs. I-trax provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by our clinicians at the worksite. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, DENSO Manufacturing Michigan, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowes, Toyota and UnumProvident.  For more information, visit www.chdmeridian.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, quarterly income statements and reconciliations of non-GAAP financial measures.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$6,430	$5,386
Accounts receivable, net	15,955	15,490
Other current assets	2,587	1,899
Total current assets	24,972	22,775

Property, plant and equipment, net	3,939	4,042
Intangible assets, net	71,146	72,125
Other assets	41	41

Total assets	$100,098	$98,983

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$7,861	$8,069
Other accruals and liabilities	15,747	17,773
Total current liabilities	23,608	25,842

Other long term liabilities	12,694	10,978
Total liabilities	36,302	36,820

Stockholders' equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 559,960 and 853,039 issued and outstanding, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,420,791 and 32,818,955 shares issued and outstanding, respectively	36	32
Paid in capital	136,281	134,864
Retained earnings	(72,522)	(72,734)
Total stockholders' equity	63,796	62,163

Total liabilities and stockholders' equity	$100,098	$98,983

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005

Net revenue	$30,042	$28,239	$60,567	$55,704

Costs and expenses:
Operating expenses	22,785	21,855	46,228	43,006
Impairment of long-lived assets	-	12,470	-	12,470
Provision for loss contracts	-	2,116	-	2,116
Restructuring expenses	-	839	-	839
General and administrative expenses	5,926	6,341	11,918	11,844
Depreciation and amortization	828	916	1,687	1,968
Total costs and expenses	29,539	44,537	59,833	72,243

Operating profit/(loss)	503	(16,298)	734	(16,539)

Interest	115	177	229	304
Amortization of financing costs	57	80	113	125
Other	-	-	-	-
Income/(loss) before provision for income taxes	331	(16,555)	392	(16,968)

Provision for income taxes	90	252	180	259

Net income/(loss)	241	(16,807)	212	(17,227)

Less preferred stock dividend	(283)	(518)	(620)	(1,043)

Net loss applicable to common stockholders	(42)	(17,325)	(408)	(18,270)

Weighted average shares
Basic and Diluted	36,356,928	30,330,570	35,576,926	28,336,239

Earnings/(loss) per common share
Basic and Diluted	$(0.00)	$(0.57)	$(0.01)	$(0.64)

Reconciliation of net income/(loss) to EBITDA

Net income/(loss)	$241	$(16,807)	$212	$(17,227)
Add: Depreciation and amortization	884	996	1,799	2,093
Add: (Benefit from)/provision for income taxes	90	252	180	259
Add: Interest	115	177	229	304
EBITDA	$1,330	$(15,382)	$2,420	$(14,571)

Impairment of long-lived assets	-	12,470	-	12,470
Provision for loss contracts	-	2,116	-	2,116
Restructuring expenses	-	839	-	839
EBITDA, excluding restructuring-related activities	$1,330	$43	$2,420	$854

Reconciliation of net income/(loss)
to adjusted net income/(loss), excluding
restructuring-related activities

Net income/(loss) attributable to common stockholders	$241	$(16,807)	$212	$(17,227)
Impairment of long-lived assets	-	12,470	-	12,470
Provision for loss contracts	-	2,116	-	2,116
Restructuring expenses	-	839	-	839
Net income/(loss), excluding restructuring-	$241	$(1,382)	$212	$(1,802)
related activities

Reconciliation of operating profit/(loss)
to adjusted operating profit/(loss), excluding
restructuring-related activities

Operating profit/(loss)	$503	$(16,298)	$734	$(16,539)
Impairment of long-lived assets	-	12,470	-	12,470
Provision for loss contracts	-	2,116	-	2,116
Restructuring expenses	-	839	-	839
Operating profit/(loss), excluding restructuring-	$503	$(873)	$734	$(1,114)
related activities